                                                                    EXHIBIT 21.1

List of Subsidiaries of Active Software, Inc.

Name of Subsidiary                    Jurisdiction            Doing Business As
------------------                    ------------            -----------------
Active Software                       California              Active Software
International, Inc.                                           International, Inc.

Active Software Europe                Netherlands             Active Software
B.V.                                                          Europe B.V.

Active Software (UK) Ltd.             United Kingdom          Active Software
                                                              (UK) Ltd.

Active Software International, Inc. is a wholly owned subsidiary of Active Software, Inc. Active Software Europe B.V. and Active Software (UK) Ltd. are wholly owned subsidiaries of Active Software International, Inc.